Exhibit 99.6
January 28, 2010
VIA ELECTRONIC MAIL AND UPS
Mr. Marcus E. Jundt
1360 12th Street Northeast
Watertown, South Dakota 57201
Dear Mr. Jundt:
We received your letter dated January 25, 2010, which was addressed to Mark S. Robinow, the Secretary of the Company and which was referred by the Company’s Secretary to the Company’s Nominating Committee (the “Committee”) and to the Company’s full Board of Directors (the “Board”). In the letter, you purport to nominate yourself for election as a director to the Board at the next annual meeting of the Company’s stockholders.
In your letter, you refer to Section 1.13 of the Company’s amended and restated by-laws currently in effect (the “By-laws”) and your intention to appear at the next annual meeting of the Company’s stockholders, but it is not entirely clear whether you are (a) requesting the Committee to voluntarily consider you and to review your qualifications as a potential Class II Board nominee and, thereafter, to make a determination thereof and a recommendation to the full Board pursuant to the Committee’s standard review processes and organic authority; (b) seeking to formally notify the Company under Section 1.13 of the By-laws that you intend to oppose the Board’s nominees for election at the next annual meeting of the Company’s stockholders, and in connection therewith, seek to nominate yourself as an insurgent opposition director candidate and commence your own opposition solicitation of stockholder votes for use at the next annual meeting of the Company’s stockholders; or (c) indicating your intention to take some other corporate action at the annual meeting with respect to the election of the Company’s directors. We ask you to clarify in writing your precise intentions.
If your intention is to formally notify the Company and to take the actions specified in clause (b) of the preceding paragraph or to otherwise seek to nominate yourself at the annual meeting, the Committee hereby informs you that after having reviewed your letter carefully and having reported our conclusions to the entire Board, the Committee and the Board have determined that your letter did not and does not comply with Section 1.13 of the By-laws, including applicable regulations of the Securities and Exchange Commission (which are incorporated by reference therein). Accordingly, it is the Committee’s and the Company’s position that your January 25, 2010 letter is defective and of no effect under Section 1.13 of the Bylaws.
To elaborate for your benefit in good faith, we hereby call to your attention that Section 1.13 of the By-laws establishes and governs the procedural and substantive requirements for stockholder nominations of candidates for election to the Board. Specifically, Section 1.13 of the By-laws provides, in relevant part, that:
“A stockholder’s notice to the corporation of nominations for a regular or special meeting of stockholders shall set forth (A) as to each person whom the stockholder proposes to nominate for election or re-election as a director: (1) such person’s name, age, business address and residence address and principal occupation or employment, (2) all other
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information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or that is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, [as amended (the (“Exchange Act”))]”.
In this regard, to the extent your letter of January 25, 2010 was intended for the purpose specified in clause (b) of the second paragraph of this correspondence to you, we hereby refer you to the provisions of Items 103 (Instruction 4), 401, 402, 403, 404(a) and (b), 405, and 407 of Regulation S-K promulgated under the Exchange Act, and to Items 5(b), 6(d) and (e), 7, and 8 of Schedule 14A under the Exchange Act.
We further refer you to Rule 14a-9 under the Exchange Act with respect to disclosure of all information concerning you and your affiliates (a) that you believe would be material for the Company to know so that the Company may communicate properly with its stockholders, and (b) that you otherwise believe would be material to the Company’s stockholders in the context of making a fully informed investment or voting decision. Such information would necessarily include, without limitation, everything that might reasonably impact on your qualifications to serve as a public company director (and, in particular, as a director of the Company).
In accordance with Section 1.13 of the By-laws, please note that the additional information cited above must be delivered to the Company’s Secretary on or prior to February 6, 2010 in order to be timely received.
Respectfully, the Committee requests that you timely clarify your precise intentions by more specifically stating the action(s) that you are requesting that the Company or Board to take, if any, or that you intend to take.
If you have any further questions relating to the foregoing, please contact the undersigned at (612) 337-2499.

Very truly yours,
/s/ Anthony L. Winczewski
Anthony L. Winczewski
Nominating Committee Chairman (On behalf of the Nominating Committee)

cc:	Clifford E. Neimeth, Esq. (Greenberg Traurig, LLP) Scott Weiss, Esq. (Greenberg Traurig, LLP) Bradley A. Pederson, Esq. (Maslon Edelman Borman & Brand, LLP)